Exhibit 99.1

FOR IMMEDIATE RELEASE

October 29, 2014

For further information contact:

Craig L. Montanaro, President and Chief Executive Officer, or

Eric B. Heyer, Executive Vice President and Chief Financial Officer

Kearny Financial Corp.

(973) 244-4500

KEARNY FINANCIAL CORP.

REPORTS FIRST QUARTER 2015 OPERATING RESULTS

Fairfield, New Jersey, October 29, 2014 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Federal Savings Bank (the “Bank”), today reported net income for the quarter ended September 30, 2014 of $2,923,000, or $0.04 per basic and diluted share.

The results represent an increase of $94,000 compared to net income of $2,829,000, or $0.04 per basic and diluted share, for the prior quarter ended June 30, 2014. The increase in net income between linked quarters reflected an increase in net interest income that was partially offset by a decline in non-interest income coupled with increases in non-interest expense and the provision for loan losses. These factors contributed to an overall decrease in pre-tax net income as compared to the prior quarter. However, a reduction in the provision for income taxes reflecting a lower effective tax rate for the quarter resulted in the increase in net income.

Kearny Federal Savings Bank operates from its administrative headquarters in Fairfield, New Jersey, and a total of 42 retail branch offices located throughout northern and central New Jersey and Brooklyn and Staten Island, New York. Thirteen of the Bank’s branches continue to operate under the “Central Jersey Bank, a division of Kearny Federal Savings Bank” brand. Additionally, the Bank’s newest branches located in Brooklyn and Staten Island, New York that were acquired in conjunction with the acquisition of Atlas Bank (“Atlas”) continue to operate under the “Atlas Bank, a division of Kearny Federal Savings Bank” brand.

At September 30, 2014, Kearny Financial Corp. had total assets of $3.53 billion which included net loans receivable of $1.76 billion and total investment securities, including mortgage-backed and non-mortgage-backed securities, of $1.35 billion. As of that same date, deposits and borrowings totaled $2.45 billion and $564.9 million, respectively, while stockholders’ equity totaled $491.9 million or 13.93% of total assets.

Plan of Conversion

On September 4, 2014, the Boards of Directors of Kearny MHC (the “MHC”), the Company and the Bank unanimously adopted a Plan of Conversion pursuant to which the Company will reorganize from the mutual to full stock holding company form. Stockholders of the Company will have their shares of common stock exchanged for shares of common stock of the new stock holding company, and the new stock holding company will conduct a second-step stock offering of new shares of common stock.

The following is a discussion and tabular presentation of the Company’s financial results for the quarter ended September 30, 2014 in comparison to those for the prior linked quarter ended June 30, 2014. Comparative statement of condition information for June 30, 2014 and statement of operations information for the quarter ended September 30, 2013 are also presented in tabular form in the Financial Highlights section at the end of this discussion.

Net Interest Income

Net interest income during the quarter ended September 30, 2014 increased by $856,000 to $19.5 million from $18.7 million for the prior quarter ended June 30, 2014. For those same comparative periods, the Company’s net interest margin increased by one basis point to 2.41% from 2.40%.

The increase in net interest income between linked quarters reflected an increase in interest income that was partially offset by an increase in interest expense. The increase in interest income of $1.1 million between linked periods was primarily attributable to a $121.5 million increase in the average balance of interest-earning assets to $3.24 billion for the quarter ended September 30, 2014 from $3.12 billion for the quarter ended June 30, 2014. The overall increase in the average balance primarily reflected the impact of the Atlas acquisition, as well as other increases in the average balances of loans and non-mortgage-backed securities during the quarter that were partially offset by decreases in the average balances of mortgage-backed securities and other interest-earning assets.

The increase in interest income attributable to the growth in interest-earning assets was augmented by a one basis point increase in their average yield to 3.17% for the quarter ended September 30, 2014 from 3.16% for the quarter ended June 30, 2014. The net increase in average yield reflected increases in the average yield on mortgage-backed securities, non-mortgage-backed securities and other interest-earning assets that were partially offset by a decrease in the average yield on loans.

The increase in the average yield on mortgage-backed and non-mortgage-backed securities was attributable to the combined effects of security purchases and repayments while the increase in the average yield on other interest-earning assets primarily reflected an increase in the dividend yield on the Bank’s investment in Federal Home Loan Bank of New York stock during the current quarter. By contrast, the decline in the average yield on loans primarily reflected the effects of new loan volume being originated at comparatively lower market yields in relation to the portfolio as a whole.

As noted, the increase in interest income between linked quarters was partially offset by an increase in interest expense between the same comparative periods. The increase in interest expense between linked quarters was largely attributable to a $91.8 million increase in the average balance of interest-bearing liabilities to $2.77 billion for the quarter ended September 30, 2014 from $2.68 billion for the quarter ended June 30, 2014 primarily reflecting the Atlas acquisition. The increase in the average balance was reflected across all applicable categories of deposits. The average balance of borrowings also increased, reflecting an increase in the average balance of FHLB advances that was partially offset by a decline in average balance of depositor sweep accounts.

The overall cost of interest-bearing liabilities remained unchanged at 0.89% for the quarter ended September 30, 2014 from the prior quarter. That stability was generally reflected in the average cost of interest-bearing deposits, which remained unchanged at 0.68% reflecting nominal offsetting changes in cost across the categories of interest-bearing deposits. For those same comparative periods, the cost of borrowings decreased to 1.81% from 1.86% reflecting the utilization of short-term FHLB advances during the current quarter that were ultimately “swapped” into longer-term, fixed rate funding through the utilization of interest rate derivatives for interest rate risk management purposes.

Provision for Loan Losses

The provision for loan losses increased by $84,000 to $858,000 for the quarter ended September 30, 2014 from $774,000 for the quarter ended June 30, 2014. The increase in the provision for the current period was largely attributable to specific losses recognized on nonperforming loans individually reviewed for impairment. This increase was partially offset by a decline in the provision attributable to the non-impaired portion of the loan portfolio, which was largely attributable to lower net loan growth during the current quarter compared to that of the prior linked quarter.

Non-interest Income

Non-interest income, excluding gains and losses on the sale of securities and real estate owned (“REO”), decreased by $127,000 to $1,731,000 for the quarter ended September 30, 2014 from $1,858,000 for the quarter ended June 30, 2014. The decrease was largely attributable to the recognition of a $226,000 gain on bargain purchase included in miscellaneous income during the prior quarter ended June 30, 2014 that arose from the acquisition of Atlas. While no such acquisition gain was recognized during the quarter ended September 30, 2014, the Company did recognize a non-recurring net gain of $25,000 on the disposal of ATM equipment during the current quarter that partially offset the variance in miscellaneous income between comparative periods. The net decline in non-interest income attributable to the decrease in miscellaneous income was partially offset by an increase in fees and service charges that primarily reflected an increase in loan prepayment charges during the quarter ended September 30, 2014 compared to the prior quarter.

In addition to the items noted above, the Company also recognized net gains of $461,000 attributable to the sale of mortgage-backed securities during the prior quarter while no such security sale gains were recognized during the current quarter. Additionally, the Company recognized $151,000 in losses during the current quarter attributable to the write-down of two foreclosed properties to their reduced fair values. By comparison, the Company recognized REO-related losses of $371,000 during the quarter ended June 30, 2014 arising from the sale of three foreclosed properties.

Non-interest Expense

Non-interest expense increased by $967,000 to $16.8 million for the quarter ended September 30, 2014 from $15.8 million for the quarter ended June 30, 2014. Noteworthy increases in non-interest expense were reported in salaries and employee benefits expense and miscellaneous expense. These increases were partially offset by decreases in advertising and merger-related expenses.

The reported increase in salaries and employee benefit expense between linked quarters partly reflected the recognition of additional compensation costs resulting from the Atlas acquisition. Such costs included the ongoing wages and salary expense of retained staff as well as a portion of the expected severance costs resulting from the acquisition.

The noted variance also reflected an increase in non-executive compensation expense arising from the realignment of the Company’s annual employee performance assessment and compensation review process from a calendar year to fiscal year cycle. Additionally, the increase reflected the Company’s adoption and implementation of the Senior Management Incentive Compensation Plan for fiscal 2015. Under this plan, senior and executive management’s annual bonus compensation is based directly on the Company’s actual fiscal year performance in relation to specific corporate profitability, growth and risk management goals and objectives outlined in its business plan.

The increase in salaries and employee benefits also reflected the recognition of accrued employee pension expense during the current quarter. No such expense had been recognized during the prior quarter due to changes to actuarial assumptions relating to the Company’s multi-employer defined benefit pension plan for employees that had reduced the required contributions and associated expense to be recognized during the fiscal year ended June 30, 2014.

Lastly, the variance in salaries and employee benefits also reflected an increase in employer payroll tax expense attributable to the taxable compensation recognized by certain employees resulting from the exercise of stock options on September 10, 2014. On that date, certain members of management and the Board of Directors exercised a total of 2,677,740 vested stock options that were granted in 2005 and would otherwise expire in 2015. Pursuant to the terms of the 2005 Stock Compensation and Incentive Plan, the Company elected to settle the exercise of all such stock options in cash based upon the difference between the exercise price of the options and the closing price of the Company’s stock on the date of exercise. The net cash proceeds of these exercises resulted in a direct reduction of stockholders’ equity totaling approximately $7.2 million as well as a reduction of income tax expense of approximately $416,000 during the quarter ended September 30, 2014.

The reported increase in miscellaneous expense was partly attributable to an increase in professional and consulting service fees including, but not limited to, those relating to personnel recruitment expenses supporting expansion of the Company’s commercial lending resources as well as additional audit and income tax-related expenses resulting from the Atlas acquisition. The increase also reflected additional consulting expenses relating to our forthcoming second step conversion that are not considered direct costs of the stock offering and are therefore expensed as incurred.

The noted increases in non-interest expense were partially offset by a decrease in advertising and marketing expenses reflecting a temporary reduction of such expenses in anticipation of increased expenditures during the latter half of fiscal 2015 supporting the Bank’s forthcoming name change and re-branding strategy that is expected to be initiated in conjunction with the closing of the Company’s second step conversion. The increases in non-interest expense were also partly offset by the absence of merger-related expenses during the current quarter compared to those recognized during the prior quarter ended June 30, 2014 relating to the Atlas acquisition.

The variances in other categories of non-interest expense, including occupancy expense, equipment and systems expense, federal deposit insurance expense and director compensation expense generally represented normal operating fluctuation in those categories between comparative periods.

Provision for Income Taxes

The provision for income taxes decreased by $657,000 to $553,000 for the quarter ended September 30, 2014 from $1.2 million for the quarter ended June 30, 2014. As discussed above, a portion of the decrease was attributable to a $416,000 reduction in income tax expense arising from the exercise of stock options during the quarter ended September 30, 2014. The remaining variance in income taxes between linked quarters was largely attributable to the underlying differences in the taxable portion of pre-tax income between comparative periods.

Cash and Cash Equivalents

Cash and cash equivalents, which consist primarily of interest-earning and non-interest-earning deposits in other banks, decreased by $8.2 million to $126.8 million at September 30, 2014 from $135.0 million at June 30, 2014 with the variance reflecting normal operating fluctuations in the balance of short-term liquid assets.

Loans Receivable

The outstanding balance of loans receivable, excluding deferred fees and costs and the allowance for loan losses, increased by $29.5 million to $1.77 billion at September 30, 2014 from $1.74 billion at June 30, 2014. The overall increase in the loan portfolio during the current quarter reflected an aggregate increase in commercial loans, including non-residential mortgages, multi-family mortgages, commercial business loans and land loans totaling $36.7 million. The increase in commercial loans was partially offset by a decrease in the balance of one-to-four family mortgage loans, comprising residential first mortgages, home equity loans and home equity lines of credit, totaling $6.8 million. For those same comparative periods, the outstanding balance of construction loans decreased $883,000 while consumer loans increased $532,000.

The Company continued its strategic focus in commercial lending during the quarter. During the prior fiscal year, the commercial loan portfolio grew by approximately $313.5 million or 42.5% to $1.05 billion or 60.3% of total loans at June 30, 2014. Such growth continued during the first quarter of fiscal 2015 with the commercial loan portfolio increasing by an additional
$36.7 million or 3.5% to $1.09 billion or 61.4% of total loans at September 30, 2014.

The Company’s commercial loan origination and closing volume has increased significantly due to the combined effects of its expanded commercial loan origination and acquisition resources and its attractive term and pricing strategies for high quality loans. While the rate of commercial loan growth slowed during the quarter ended September 30, 2014, loan origination volume is generally expected to remain robust as the Company expands its lending activities further into the Brooklyn and Staten Island markets. The Company’s outstanding loan origination and purchase commitments increased to $57.6 million at September 30, 2014 from $29.2 million at June 30, 2014. Additionally, the Company further expanded its commercial lending resources during the quarter ended September 30, 2014 and expects to continue doing so throughout the remainder of fiscal 2015 to support its commercial real estate and business lending strategies.

During the prior fiscal year, the residential mortgage loan portfolio, including first mortgage loans, home equity loans and home equity lines of credit, grew by approximately $72.2 million or 11.8% to $680.2 million or 39.0% of total loans at June 30, 2014 compared to $608.1 million or 44.7% of total loans at June 30, 2013. However, the net growth in that portfolio was largely attributable to the Atlas acquisition of loans from Atlas Bank, with the remaining balance of the portfolio decreasing nominally during the year ended June 30, 2014. The balance of residential mortgage loans decreased by an additional $6.8 million or 1.0% during the first quarter of fiscal 2015 to $673.5 million or 38.0% of total loans at September 30, 2014.

The decrease in the outstanding balance of the residential mortgage loan portfolio – and, more significantly, its ongoing decline as a percentage of total loans - continues to reflect the Company’s decreased strategic focus on residential mortgage lending coupled with the combined effects of a slower pace of refinancing and diminished level of demand for “new purchase” mortgages reflecting an increase in mortgage rates from their historical lows and the continuing weakness in the economy.

At September 30, 2014, the balance of the Company’s non-performing assets totaled $26.8 million or 0.76% of total assets and comprised non-performing loans totaling $25.2 million, or 1.42% of total loans, plus eight REO properties totaling $1.6 million. By comparison, at June 30, 2014, the balance of the Company’s non-performing assets totaled $26.9 million or 0.77% of total assets and comprised non-performing loans totaling $25.3 million, or 1.45% of total loans, plus seven REO properties totaling $1.6 million.

The category of non-performing loans generally includes loans reported as “accruing loans over 90 days past due” as well as loans reported as “nonaccrual”. At September 30, 2014, the balance of non-performing loans totaling $25.2 million was comprised entirely of nonaccrual loans with no loans reported as over 90 days past due and accruing. By comparison, at June 30, 2014, the balance of non-performing loans included approximately $125,000 of accruing loans over 90 days past due and $25.2 million of nonaccrual loans.

Mortgage-backed and Non-mortgage-backed Securities

The aggregate balance of mortgage-backed securities, which are predominantly government agency pass-through securities and collateralized mortgage obligations, decreased by $10.0 million to $722.9 million at September 30, 2014 from $732.9 million at June 30, 2014. The net decrease in the portfolio partly reflected principal repayments, net of premium amortization and discount accretion, totaling approximately $22.9 million for quarter ended September 30, 2014 while also reflecting a $3.8 million decline in the fair value of the available for sale portion of the portfolio to an unrealized gain of $671,000 at September 30, 2014 from an unrealized gain of $4.4 million at June 30, 2014. The noted decrease in mortgage-backed securities was partially offset by the purchase of $16.7 million in fixed-rate agency mortgage-backed securities that were acquired based upon their Community Reinvestment Act eligibility.

The aggregate balance of non-mortgage-backed securities increased by $3.7 million to $628.0 million at September 30, 2014 from $624.3 million at June 30, 2014. The net increase reflected security purchases totaling $4.3 million which comprised $4.0 million of floating rate, collateralized loan obligations and $350,000 in municipal obligations. The increase in the non-mortgage-backed securities portfolio also reflected a $679,000 increase in the fair value of the available for sale portion of the portfolio to a net unrealized loss of $2.7 million at September 30, 2014 from a net unrealized loss of $3.3 million at June 30, 2014. The noted increase in non-mortgage-backed securities was partially offset by $1.3 million in principal repayments, net of premium amortization and discount accretion.

Other Assets

The aggregate balance of other assets, including premises and equipment, FHLB stock, interest receivable, goodwill, bank owned life insurance, deferred income taxes and other miscellaneous assets, increased by $6.1 million to $294.8 million at September 30, 2014 from $288.7 million at June 30, 2014. The net increase in other assets partly reflected an increase in the fair value of the Company’s interest rate derivatives primarily attributable to changes in market interest rates during the quarter. The increase also reflected an obligatory increase in the balance of FHLB stock resulting from additional advances drawn during the quarter. The variances within the remaining categories of other assets generally reflected less noteworthy operating fluctuations within their balances.

Deposits

Total deposits decreased by $30.6 million to $2.45 billion at September 30, 2014 from $2.48 billion at June 30, 2014. The net decrease in deposit balances included an $8.5 million decrease in non-interest-bearing checking accounts coupled with a
$22.1 million net decrease in interest-bearing deposits. The net decrease in interest-bearing deposits comprised a $4.8 million decline in interest-bearing checking accounts, an $11.2 million decrease in savings and club accounts and a $6.1 million decrease in certificates of deposit.

The balance of interest-bearing checking accounts at September 30, 2014 included deposits maintained as a wholesale funding source through Promontory Interfinancial Network’s Insured Network Deposits (“IND”) program. The Bank’s IND balances decreased by $5.8 million to $207.7 million or 8.5% of total deposits at September 30, 2014 from $213.5 million or 8.6% of total deposits at June 30, 2014. The terms of the IND program generally establish a reciprocal commitment for Promontory to deliver and the Bank to accept such deposits for a period of no less than five years during which time total aggregate balances shall be maintained within a range of $200.0 million to $230.0 million.

The reported decrease in savings and club accounts partly reflected the annual close out of holiday club accounts and fluctuating balances of attorney escrow accounts as well as an outflow of funds originally received from an individual customer relating to the sale of their business.

The reported decrease in certificates of deposit partly reflected the Company’s ongoing efforts to extend the duration of its time deposits for interest rate risk management purposes. Toward that end, the Bank maintained its attractive offering rates on certain longer-term retail time deposits throughout the current quarter which continued to attract funding within the four-to-five year maturity tranche, but allowed for some controlled outflow of shorter-term accounts during the quarter. The Bank also continued to utilize a deposit listing service through which it has attracted “non-brokered” wholesale time deposits targeting institutional investors with a three-to-five year investment horizon. The Bank generally prohibits the withdrawal of its listing service deposits prior to maturity. The balance of the Bank’s listing service time deposits increased by $2.9 million to $63.5 million or 2.6% of total deposits at September 30, 2014 from $60.6 million or 2.4% of total deposits at June 30, 2014.

Borrowings

The Company reported a net increase in borrowings of $52.6 million to $564.9 million at September 30, 2014 from $512.3 million at June 30, 2014. The reported increase was largely attributable to an additional $75.0 million of FHLB term advances drawn during the quarter ended September 30, 2014. Such advances were drawn primarily to fund a portion of our recent growth in loans. For interest rate risk management purposes, the Company utilized interest rate derivatives to effectively swap the rolling
90-day maturity/repricing characteristics of the new borrowings into a fixed rate for five years.

The noted increase in borrowings was partially offset by the repayment of $17.0 million of FHLB overnight advances and a $3.0 million term advance that were outstanding at June 30, 2014 as well as a $2.4 million net decline in outstanding overnight “sweep account” balances linked to customer demand deposits.

Stockholders’ Equity and Capital Management

Stockholders’ equity decreased $2.8 million to $491.9 million at September 30, 2014 from $494.7 million at June 30, 2014. As discussed above, the decrease in stockholders’ equity partly reflected a direct reduction of $7.2 million resulting from the exercise of the remaining vested and outstanding options originally granted under the Company’s 2005 Stock Compensation and Incentive Plan. Such options were due to expire in 2015. As noted earlier, the Company elected to settle the exercise of all such stock options in cash based upon the difference between the exercise price of the options and the closing price of the Company’s stock on the date of exercise. As such, no additional shares of the Company’s capital stock were issued in relation to the exercise of these options.

The decrease in stockholders’ equity also reflected a $510,000 increase in accumulated other comprehensive loss due primarily to changes in the composition and fair value of the Company’s available for sale securities portfolio and outstanding derivatives.

The noted decreases in stockholder’s equity were partially offset by $2.9 million in net income for the current quarter coupled with a reduction of unearned ESOP shares for plan shares earned during the period. The change in stockholders’ equity also reflected a net decrease in Treasury stock resulting from the re-issuance of 107,382 shares at an average cost of $11.48 resulting from additional exercises of stock options during in the current quarter that preceded the exercise of those discussed above.

At September 30, 2014, the Company’s total consolidated equity to assets ratio was 13.93% while the equity to assets ratio of the Bank was 13.32%. As of that same date, the Bank’s Tier 1 leverage ratio was 10.54% while its Tier 1 risk-based capital ratio and Total risk-based capital ratio were 19.26% and 19.92%, respectively, in excess of the levels required by federal banking regulators to be classified “well-capitalized” under regulatory guidelines.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the prospectus when accompanied by a stock order form. The shares of common stock of the new holding company are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Data, Unaudited)

	At
	September 30, 2014	June 30, 2014
Selected Balance Sheet Data:
Cash and cash equivalents	$126,786	$135,034

Securities available for sale	412,523	407,898
Securities held to maturity	215,454	216,414

Non-mortgage-backed securities	627,977	624,312

Loans receivable	1,770,997	1,741,471
Allowance for loan losses	(12,406)	(12,387)

Net loans receivable	1,758,591	1,729,084

Mortgage-backed securities available for sale	413,878	437,223
Mortgage-backed securities held to maturity	309,017	295,658

Mortgage-backed securities	722,895	732,881

Premises & equipment	39,791	40,105
Federal Home Loan Bank stock	27,383	25,990
Goodwill	108,591	108,591
Bank owned life insurance	89,472	88,820
Other assets	29,608	25,192

Total assets	$3,531,094	$3,510,009

Non-interest bearing deposits	$215,569	$224,054
Interest-bearing deposits	2,233,744	2,255,887

Deposits	2,449,313	2,479,941

Federal Home Loan Bank advances	536,491	481,519
Other borrowings	28,369	30,738

Borrowings	564,860	512,257

Other liabilities	24,976	23,135

Total liabilities	3,039,149	3,015,333

Stockholders’ equity	491,945	494,676

Total liabilities & stockholders’ equity	$3,531,094	$3,510,009

Consolidated Capital Ratios:
Equity to assets at period end	13.93%	14.09%
Tangible equity to tangible assets at period end (1)	11.18%	11.33%

Share Data:
Outstanding shares (in thousands)	67,375	67,268
Closing price as reported by NASDAQ	$13.33	$15.14
Equity per share	$7.30	$7.35
Tangible equity per share (1)	$5.68	$5.73

Asset Quality Ratios:
Non-performing loans to total loans	1.42%	1.45%
Non-performing assets to total assets	0.76%	0.77%
Allowance for loan losses to total loans	0.70%	0.71%
Allowance for loan losses to non-performing loans	49.19%	48.96%

(1)	Tangible equity equals total stockholders’ equity reduced by goodwill and core deposit intangible assets.

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Data, Unaudited)

	For the Three Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013
Summary of Operations:
Interest income on:
Loans receivable	$18,405	$17,577	$15,816
Mortgage-backed securities	4,776	4,781	5,554
Non-mortgage-backed securities	2,220	1,999	1,732
Other interest-earning assets	297	273	198

Total interest-earning assets	25,698	24,630	23,300
Interest expense on:
Interest-bearing checking	943	933	960
Savings and clubs	205	184	183
Certificates of deposit	2,698	2,596	2,489

Total interest-bearing deposits	3,846	3,713	3,632
Federal Home Loan Bank advances	2,290	2,209	1,428
Other borrowings	37	39	44

Total borrowings	2,327	2,248	1,472

Total interest-bearing liabilities	6,173	5,961	5,104

Net interest income	19,525	18,669	18,196
Provision for loan losses	858	774	1,168

Net interest income after loan loss provision	18,667	17,895	17,028

Fees and service charges	699	618	691
Gain on sale of securities	0	461	0
Loss on sale and write down of real estate owned	(151)	(371)	1
Gain on sale of loans	0	0	53
Income from bank-owned life insurance	652	658	702
Electronic banking fees and charges	284	283	344
Miscellaneous	96	299	70

Total non-interest income	1,580	1,948	1,861

Salaries and employee benefits	10,076	9,000	8,953
Net occupancy expense of premises	1,642	1,656	1,662
Equipment and systems	1,930	1,885	1,874
Advertising and marketing	148	371	251
Federal deposit insurance premium	589	576	512
Directors’ compensation	196	173	172
Merger-related expenses	0	201	0
Miscellaneous	2,190	1,942	1,858

Total non-interest expense	16,771	15,804	15,282

Income before taxes	3,476	4,039	3,607
Provision for income taxes	553	1,210	1,021

Net income	$2,923	$2,829	$2,586

Per Share Data:
Net income per share - Basic and diluted	$0.04	$0.04	$0.04
Weighted average number of common shares outstanding (in thousands):
Basic	66,975	65,796	65,936
Diluted	67,371	66,228	65,936
Cash dividends per share (1)	$0.00	$0.00	$0.00

(1)	Represents dividends declared per common share.

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Unaudited)

	For the Three Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013
Average Balances:
Loans receivable	$1,750,271	$1,650,030	$1,427,462
Mortgage-backed securities	729,957	732,399	873,939
Non-mortgage-backed securities	628,102	592,983	516,644
Other interest-earning assets	131,123	142,540	117,565

Total interest-earning assets	3,239,453	3,117,952	2,935,610
Non-interest-earning assets	269,320	256,474	252,019

Total assets	$3,508,773	$3,374,426	$3,187,629

Interest-bearing checking	$711,897	$708,656	$727,772
Savings and clubs	515,347	483,550	468,453
Certificates of deposit	1,026,092	1,000,378	962,451

Total interest-bearing deposits	2,253,336	2,192,584	2,158,676
Federal Home Loan Bank advances	483,817	451,162	309,350
Other borrowings	29,624	31,267	35,388

Total borrowings	513,441	482,429	344,738

Total interest-bearing liabilities	2,766,777	2,675,013	2,503,414
Non-interest-bearing liabilities	246,175	224,013	218,842

Total liabilities	3,012,952	2,899,026	2,722,256
Stockholders’ equity	495,821	475,400	465,373

Total liabilities and stockholders’ equity	$3,508,773	$3,374,426	$3,187,629

Average interest-earning assets to average interest-bearing liabilities	117.08%	116.56%	117.26%

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

	For the Three Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013
Performance ratios:

Yield on average:
Loans receivable	4.21%	4.26%	4.43%
Mortgage-backed securities	2.62%	2.61%	2.54%
Non-mortgage-backed securities	1.41%	1.35%	1.34%
Other interest-earning assets	0.91%	0.77%	0.67%

Total interest-earning assets	3.17%	3.16%	3.17%

Cost of average:
Interest-bearing checking	0.53%	0.53%	0.53%
Savings and clubs	0.16%	0.15%	0.16%
Certificates of deposit	1.05%	1.04%	1.03%

Interest-bearing deposits	0.68%	0.68%	0.67%
Federal Home Loan Bank advances	1.89%	1.96%	1.85%
Other borrowings	0.50%	0.50%	0.50%

Total borrowings	1.81%	1.86%	1.71%

Total interest-bearing liabilities	0.89%	0.89%	0.82%

Net interest rate spread (1)	2.28%	2.27%	2.35%
Net interest margin (2)	2.41%	2.40%	2.48%

Non-interest income to average assets	0.18%	0.23%	0.23%
Non-interest expense to average assets	1.91%	1.87%	1.92%

Efficiency ratio	79.46%	76.66%	76.19%

Return on average assets	0.33%	0.34%	0.32%
Return on average equity	2.36%	2.38%	2.22%

(1)	Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.
(2)	Net interest income divided by average interest-earning assets.